Exhibit 99.1

JP Aubin to Become Vice Chairman of BGC Group, Inc.

NEW YORK, NY – November 3, 2026 -- BGC Group, Inc. (Nasdaq: BGC) (“BGC” or the “Company”), a leading global marketplace, data, and financial technology services company, today announced that JP Aubin will become Vice Chairman of BGC and will step down as Co-Chief Executive Officer, effective at the close of business on December 31, 2026. John Abularrage and Sean Windeatt will continue to lead BGC as Co-Chief Executive Officers, overseeing all of the Company’s regions and businesses. As Vice Chairman, Mr. Aubin will report to the Co-CEOs and continue to support BGC’s growth and innovation.

Mr. Aubin said, “I had the great privilege of working with Howard Lutnick for twenty years, and it has been an honor to serve as Co-CEO and lead BGC alongside John and Sean. After more than three decades in the industry, I now feel the time is right to assume the role of Vice Chairman of BGC, and feel equally privileged to do so. This role will allow me to add the most value to the Company, focusing on the markets and regions I know best, our clients, and our people, as well as helping the Company to innovate and develop new markets. The Company is in the strongest position in its history and in excellent hands. I look forward to supporting John and Sean in BGC’s continued growth.”

Mr. Abularrage said, “JP has been a trusted partner to Sean and me, and we look forward to his continued contributions as Vice Chairman. Our strategy is unchanged, and we remain focused on growing the business and delivering for our clients and shareholders.”

Mr. Windeatt said, “JP and I have worked closely for more than two decades. Under his leadership, we have grown our European business and our Listed Products business into leading franchises. We look forward to JP helping us drive the growth of BGC going forward.”

About BGC Group, Inc.

BGC Group, Inc. (Nasdaq: BGC) is a leading global marketplace, data, and financial technology services company for a broad range of products, including fixed income, foreign exchange, energy, commodities, shipping, equities, and now includes the FMX Futures Exchange. BGC’s clients are many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments, corporations, and investment firms.

BGC and leading global investment banks and market making firms have partnered to create FMX, part of the BGC group of companies, which includes a U.S. interest rate futures exchange, spot foreign exchange platform, and the world’s fastest growing U.S. cash treasuries platform.

For more information about BGC, please visit www.bgcg.com.

Discussion of Forward-Looking Statements about BGC

Statements in this document regarding BGC that are not historical facts are “forward-looking statements” that involve risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements. These include statements about the Company’s business, results, financial position, liquidity and outlook, which may constitute forward-looking statements and are subject to the risk that the actual impact may differ, possibly materially, from what is currently expected. Except as required by law, BGC undertakes no obligation to update any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see BGC’s Securities and Exchange Commission (“SEC”) filings, including, but not limited to, the risk factors and Special Note on Forward-Looking Information set forth in these filings and any updates to such risk factors and Special Note on Forward-Looking Information contained in subsequent reports on Form 10-K, Form 10-Q or Form 8-K.

Investor Contact:

Jason Chryssicas

+1 212-610-2426

Media Contact:

Danielle Popper

+1 212-610-2407